EXHIBIT 5.1

Arnall Golden Gregory, LLP

171 17th Street, NW, Suite 2100

Atlanta, Georgia 30363

Telephone: (404) 873-8500

Facsimile: (404) 873-8501

February 24, 2021

Good Times Restaurants Inc.

141 Union Boulevard, Suite 400

Lakewood, Colorado 80228

Re:	Registration Statement on Form S-8

Ladies/Gentlemen:

This opinion is rendered in connection with the proposed issue and sale by Good Times Restaurants Inc., a Nevada corporation (“Good Times”), of up to 150,000 shares of Good Times common stock (the “Shares”), pursuant to Good Times’ 2018 Omnibus Equity Incentive Plan (the “Plan”) upon the terms and conditions set forth in the Registration Statement on Form S-8 (the “Registration Statement”) filed by Good Times with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). We have acted as counsel for Good Times in connection with the issuance and sale of the Shares by Good Times.

In rendering the opinion contained herein, we have relied in part upon examination of Good Times’ corporate records, documents, certificates and other instruments and the examination of such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized and the Shares will be legally issued, fully paid and non-assessable (a) when issued in the manner contemplated by the terms of the Plan and pursuant to a current prospectus in conformity with the Act, and (b) upon receipt by Good Times of payment therefor (assuming that such payment at all times exceeds the par value thereof).

We consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Sincerely,
/s/ ARNALL GOLDEN GREGORY LLP
ARNALL GOLDEN GREGORY LLP